EX-34.5
(logo) SQUAR MILNER

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM



To the Board of Directors
HYPO Real Estate Capital Corporation

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance, that HYPO Real Estate Capital Corporation (the "Company") as of December 31, 2007 and for the year then ended (the "Reporting Period") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly issued asset-backed securities transactions that were completed on or after January 1, 2006, for which the Company acted as servicer during the Reporting Period and that were registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for related asset-backed securities involving commercial loans (herein referred to as "the Platform"), except for criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(2)(vi),
1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ii),
1122(d)(4)(vii), 1122(d)(4)(ix), 1122(d)(4)(xii) and 1122(d)(4)(xv), which management has determined are not applicable to the activities performed by the Company with respect to the Platform. Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria for the Platform based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria for the Platform and performing such other procedures as we considered necessary in the circumstances. Our examination included selecting a sample of transactions and compliance activities related to the Platform during the Reporting Period, and evaluating whether the Company processed those transactions and performed those activities in compliance with the applicable servicing criteria for the period covered by this report. Accordingly, our testing may not have included servicing activities related to each asset-backed transaction or security constituting the Platform. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the Reporting Period. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable servicing criteria.


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As described in management's assertion included in the accompanying Appendix A, for servicing criteria 1122(d)(1)(ii), the Company has engaged various vendors to perform activities required by this servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in
Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

Our examination disclosed material non-compliance with criteria 1122(d)(1)(iv), as applicable to the Company during the Reporting Period. The Company did not maintain the minimum fidelity bond and errors and omissions insurance coverage as specified in the transaction agreements.

In our opinion, except for the material non-compliance described above, management's assertion that the Company complied with the aforementioned applicable servicing criteria, including servicing criteria 1122(d)(1)(ii) for which compliance is determined based on Interpretation 17.06 as described above, as of December 31, 2007 and for the year then ended for the Platform is fairly stated, in all material respects.


/s/ Squar Milner Peteron Miranda & Williamson, LLP

Newport Beach, California
March 19, 2008



SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
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